Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

U Power Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value $0.00001 per share	457(c)	1,562,502	(2)	$3.0667	(3)	$4,791,724.88	$0.00015310		$733.61
	Total Offering Amounts		1,562,502				$4,791,724.88			$733.61
	Total Fee Offsets								$
	Total Fees Previously Paid									$0
	Net Fee Due									$733.61

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(2)	Represents 1,562,502 Class A ordinary shares, par value US$0.00001 per share, issuable upon the exercise of 1,562,502 warrants issued to the Selling Shareholders in a concurrent private placement in connection with our registered direct offering in January 2025, pursuant to the securities purchase agreement, dated January 24, 2025, between us and the Selling Shareholders.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Class A ordinary share as reported on February 18, 2025, which was approximately $3.0667 per share.